EXHIBIT 21.1

Subsidiaries of Sanara MedTech Inc.

The following is a list of subsidiaries of Sanara MedTech Inc., a Texas corporation (the “Company”), as of December 31, 2025, the states in which they are organized and the Company’s percentage ownership of the issued and outstanding stock or other equity interests for each entity. The names of particular subsidiaries may be omitted if the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the end of the year covered by the annual report on Form 10-K of which this Exhibit 21.1 forms a part. (See the definition of “significant subsidiary” in Rule 1-02(w) (17 CFR 210.1-02(w)) of Regulation S-X.)

Name of Subsidiary	State of Incorporation	Direct or Indirect Ownership Percentage
CarePICS, LLC	Delaware	100	%(1)
Cellerate, LLC	Texas	100%
Wound Care Innovations, LLCTT	Nevada	100%
Sanara CMP, LLC	Texas	100	%(2)
Rochal Technologies, LLC	Texas	100%
Tissue Health Plus, LLC	Delaware	100	%(3)
Precision Healing, LLC	Delaware	100	%(4)
Pixalere Healthcare USA, LLC	Delaware	73	%(5)
Scendia Biologics, LLC	Delaware	100%
Sanara MedTech Applied Technologies, LLC	Texas	100%
Sanara Collagen Peptides, LLC	Delaware	90%

(1)	Ownership of CarePICS, LLC is held indirectly through Tissue Health Plus, LLC, a wholly owned subsidiary of the Company.

(2)	In 2024, Sanara Biologics, LLC was renamed to Sanara CMP, LLC.

(3)	In 2024, United Wound and Skin Solutions, LLC was renamed to Tissue Health Plus, LLC.

(4)	Ownership of Precision Healing, LLC is held indirectly through Tissue Health Plus, LLC, a wholly owned subsidiary of the Company.

(5)	Ownership of Pixalere Healthcare USA, LLC is held indirectly through Tissue Health Plus, LLC, a wholly owned subsidiary of the Company.